Exhibit 99.1

	CREDIT SUISSE AG Giesshübelstrasse 62 CH-8070 Zurich Switzerland	Phone: +41 (0)44 333 31 28 Fax: +41 (0)44 333 94 20 www.credit-suisse.com

Board of Directors
Novartis AG
CH-4002 Basel
Switzerland

24 February 2011

Members of the Board,

We hereby consent to

i.                  the inclusion in Amendment No. 3 to the Registration Statement on Form F-4 (the “Registration Statement”) of Novartis AG (“Novartis”), relating to the merger with Alcon, Inc., and as Annex B to the prospectus which is part of the Registration Statement, of our opinion letter (the “Opinion Letter”), dated December 14, 2010, to the Board of Directors of Novartis,

ii.               the description of the Opinion Letter and to the references to our name contained therein under the headings “Summary — Opinion of Credit Suisse,” “Special Factors — Background of the Merger”, “Special Factors — Opinion of Credit Suisse”, “Special Factors — Position of Novartis Regarding Fairness of the Merger” and “Risk Factors — The fairness opinions obtained by Novartis, Alcon and the Independent Director Committee will not reflect changes in circumstances between the dates of the respective opinions and the consummation of the merger”, and

iii.            the filing of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CREDIT SUISSE AG

/s/ Marco Illy	/s/ Marco Superina
Marco Illy	Marco Superina
MDR	MDR